Exhibit 107

Calculation of Filing Fee Table

Form S-4

(Form Type)

CleanSpark, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common stock, par value $0.001 per share	457(c) and (f)(1)	8,311,213(1)	N/A	$104,117,491.00(2)	0.00014760	$15,367.74

Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—

Total Offering Amounts								$15,367.74

Total Fees Previously Paid								—

Total Fee Offsets								—

Net Fee Due								$15,367.74

(1)

Represents the estimated maximum number of shares of common stock, par value $0.001 per share (the “CleanSpark common stock”), of CleanSpark, Inc. (“CleanSpark”) that may be issued to holders of shares of GRIID Infrastructure Inc. (“GRIID”) common stock, par value $0.0001 per share (“GRIID common stock”), under the merger agreement described in this registration statement on Form S-4. The estimated maximum number of shares of CleanSpark common stock being registered is based on an estimated exchange ratio of approximately 0.09 shares of CleanSpark common stock for each share of GRIID common stock, which assumes that as of closing of the merger (i) there are 74,049,754 shares of GRIID common stock outstanding, (ii) GRIID having $55 million in estimated outstanding liabilities that are due and payable, (iii) GRIID having $5.4 million in estimated cash on hand and (iv) there being no severance obligations that are due and payable. The actual exchange ratio will not be known until closing as it is based on a variety of factors that will not be known until shortly prior to or at the effective time of the merger. The estimated maximum number of shares of CleanSpark common stock issuable under the merger agreement also includes up to 1,956,839 shares of CleanSpark common stock issuable upon the exercise of CleanSpark warrants that would be exchanged for GRIID warrants upon completion of the merger.

(2)

Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”), and computed pursuant to Rules 457(f) and 457(c) thereunder. The proposed maximum aggregate offering price is solely for the purpose of calculating the registration fee and was calculated based upon the market value of shares of GRIID common stock (the securities to be exchanged and canceled in the merger) as the product of (a) $1.075, the average of the high and low prices per share of GRIID common stock as reported on The Nasdaq Stock Market LLC on August 2, 2024, which is within five business days prior to the filing of this registration statement on Form S-4 by (b) 96,853,480, the estimated maximum number of GRIID securities to be canceled and exchanged for CleanSpark securities, as applicable, upon consummation of the merger.